Exhibit 99.1

Company Contact:	Wayne Miller
Chief Operating Officer
(212) 403-0500
Investor Relations Contact:	James R. Palczynski
ICR, Inc.
(203) 682-8229
G-III Apparel Group Board of Directors Authorizes 2 Million Share Repurchase Program
September 22, 2011 — New York, New York — G-III Apparel Group, Ltd. (NASDAQ: GIII) announced today that its board of directors has authorized a program to repurchase up to 2 million shares of the Company’s common stock. The timing and actual number of shares repurchased, if any, will depend upon a number of factors, including market conditions and prevailing stock prices. Share repurchases may take place on the open market, in privately negotiated transactions or by other means, and would be made in accordance with applicable securities laws.
Morris Goldfarb, Chairman and Chief Executive Officer commented, “The share repurchase program approved by the Board reflects confidence in the Company’s business. It is also consistent with our strategy of providing value to our stockholders while maintaining flexibility to use our financial resources to pursue new opportunities to grow our business.”
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates outlet stores under our Wilsons Leather name and is a party to a joint venture that operates outlet stores under the Vince Camuto name.
Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.